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                                                                   Exhibit 12(c)




                                  ROPES & GRAY
                               ONE FRANKLIN SQUARE
                               1301 K STREET, N.W.
                                 SUITE 800 EAST
                            WASHINGTON, DC 20005-3333
                              PHONE: (202) 626-3900
                               FAX: (202) 626-3961




                                  July 23, 2001




BB&T West Virginia Intermediate Tax-Free Fund
BB&T Funds
3435 Stelzer Road
Columbus, OH  43219

OVB West Virginia Tax-Exempt Portfolio
The Arbor Fund
One Freedom Valley Drive
Oaks, PA  19456

Dear Ladies and Gentlemen:

         We have acted as counsel in connection with the Agreement and Plan of Reorganization (the "Agreement") dated as of May 30, 2001, as amended June 8, 2001, between BB&T Funds (the "Acquiring Trust"), a Massachusetts Business Trust, on behalf of BB&T West Virginia Intermediate Tax-Free Fund ("New Fund"), and The Arbor Fund (the "Target Trust"), a Massachusetts Business Trust, on behalf of OVB West Virginia Tax-Exempt Portfolio ("Fund"). The Agreement describes a proposed transaction (the "Transaction") to occur today (the "Closing Date"), pursuant to which New Fund will acquire substantially all of the assets of Fund in exchange for shares of beneficial interest in New Fund (the "New Fund Shares") and the assumption by New Fund of all of the liabilities of Fund following which the New Fund Shares received by Fund will be distributed by Fund to its shareholders in liquidation and termination of Fund. This opinion as to certain federal income tax consequences of the Transaction is furnished to you pursuant to Sections 9(g) and 10(g) of the Agreement. Capitalized terms not defined herein are used herein as defined in the Agreement.

         Fund is a series of the Target Trust, which is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company. Shares of Fund are redeemable at net asset value at each shareholder's option. Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Internal Revenue Code of 1986, as amended (the "Code").


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BB&T West Virginia Intermediate Tax-Free Fund       -2-            July 23, 2001
OVB West Virginia Tax-Exempt Portfolio



         New Fund is a series of the Acquiring Trust, which is registered under the 1940 Act as an open-end management investment company. Shares of New Fund are redeemable at net asset value at each shareholder's option.

         For purposes of this opinion, we have considered the Agreement, the Fund Proxy Statement, the Registration Statement (including the items incorporated by reference therein), and such other items as we have deemed necessary to render this opinion. In addition, you have provided us with letters dated as of the date hereof, representing as to certain facts, occurrences and information upon which you have indicated that we may rely in rendering this opinion (whether or not contained or reflected in the documents and items referred to above).

         Based on the foregoing representations and assumption and our review of the documents and items referred to above, we are of the opinion that for federal income tax purposes:

         (i) The Transaction will constitute a reorganization within the meaning of Section 368(a) of the Code, and New Fund and Fund each will be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

         (ii) No gain or loss will be recognized by New Fund upon the receipt of the assets of Fund in exchange for New Fund Shares and the assumption by New Fund of the liabilities of Fund;

         (iii) The basis in the hands of New Fund of the assets of Fund transferred to New Fund in the Transaction will be the same as the basis of such assets in the hands of Fund immediately prior to the transfer;

         (iv) The holding periods of the assets of Fund in the hands of New Fund will include the periods during which such assets were held by Fund;

         (v) No gain or loss will be recognized by Fund upon the transfer of Fund's assets to New Fund in exchange for New Fund Shares and the assumption by New Fund of the liabilities of Fund, or upon the distribution of New Fund Shares by Fund to its shareholders in liquidation;

         (vi) No gain or loss will be recognized by Fund shareholders upon the exchange of their Fund shares for New Fund Shares;

         (vii) The aggregate basis of New Fund Shares a Fund shareholder receives in connection with the Transaction will be the same as the aggregate basis of his or her Fund shares exchanged therefor;

         (viii) A Fund shareholder's holding period for his or her New Fund Shares will be determined by including the period for which he or she held the Fund shares exchanged therefor, provided that he or she held such Fund shares as capital assets; and

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BB&T West Virginia Intermediate Tax-Free Fund       -3-            July 23, 2001
OVB West Virginia Tax-Exempt Portfolio



         (ix) New Fund will succeed to and take into account the items of Fund described in Section 381(c) of the Code. New Fund will take these items into account subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Regulations thereunder.


                                                Very truly yours,

                                                /s/ Ropes & Gray

                                                Ropes & Gray